UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:             Black Pearl Funds
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

             125 South Market Street, Suite  1200
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             San Jose, California 95113
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Telephone Number (including area code):            (408) 294-2200
                                            ----------------------------

Name and address of agent for service of process:

             Kevin Landis
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             125 South Market Street, Suite  1200
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             San Jose, California 95113
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes |X| No | |


                                   SIGNATURES
     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of San Jose and state of California on the 6th day of July, 2005

                                          BLACK PEARL FUNDS

                                          By:  /s/ Kevin Landis
                                              ----------------------------------
                                               Kevin Landis

Attest:   /s/ Yakoub Bellawala
         -----------------------------

          Yakoub Bellawala, Secretary
         -----------------------------



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                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed below on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose and state of California on the 6th day of July, 2005


                                BLACK PEARL FUNDS

                       By:   /s/ Kevin Landis
                           -----------------------------------
                           Kevin Landis
                           President